EXHIBIT 23

CONSENT OF BEARD MILLER COMPANY LLP, INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-59072 and 33-81246) and Form S-8 (No. 333-29021) of The York Water Company of our reports dated March 14, 2005, relating to the financial statements, and the effectiveness of The York Water Company’s internal control over financial reporting, which appears in the Annual Report to Stockholders, which is incorporated by reference in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated March 14, 2005 relating to the financial statement schedule, which appears in this Form 10-K.

/s/Beard Miller Company LLP
Beard Miller Company LLP
York, Pennsylvania

March 14, 2005